Exhibit 99.1

May 4, 2021, US; May 5, 2021, Australia

Amcor reports year to date results and raises outlook for fiscal 2021
Highlights - Nine Months Ended March 31, 2021
•GAAP Net Income of $684 million, up 58%; GAAP earnings per share (EPS) of 43.8 cents per share, up 63%;
•Adjusted EPS of 51.5 cents per share, up 16% on a comparable constant currency basis;
•Adjusted EBIT of $1,144 million, up 9% on a comparable constant currency basis;
•$55 million Bemis cost synergies year to date; expect approximately $70 million in FY21 and well positioned to deliver at least $180 million by end of fiscal 2022;
•Quarterly dividend higher than this quarter last year at 11.75 cents per share;
•Approximately 2% of outstanding shares repurchased year to date; and
•Fiscal 2021 outlook for adjusted EPS growth raised to 14-15% in constant currency terms (previously 10-14%).

Strong result and continued momentum drive increased guidance for Fiscal 2021
Amcor’s CEO Ron Delia said: “Amcor is maintaining momentum and executing well in the face of a dynamic operating environment. As a result, we delivered strong year-to-date performance and we are raising our full year adjusted EPS growth outlook to 14-15% in constant currency terms."

"The business delivered strong adjusted EBIT growth of 9% on a year to date basis and organic growth has continued to strengthen as we progress through the fiscal 2021 year. Delivery of cost synergies related to the Bemis acquisition continues to progress ahead of original expectations leaving us well positioned to exceed the original target with at least $180 million of pre-tax benefits by the end of fiscal 2022."

“Amcor has a clearly defined, consistent capital allocation framework which starts with strong annual Free Cash Flow in excess of $1 billion and growing. We are actively investing in the future, expanding capacity in higher value segments and higher growth markets and increasingly using open innovation and now corporate venturing to identify new avenues of growth. Growth investments like these, along with continued strong execution, will enable continued momentum and reinforce our belief that the Amcor investment case has never been stronger.”

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Key Financials(1)

			Nine Months Ended March 31,
GAAP results			2020 $ million	2021 $ million
Net sales			9,325	9,407
Net income			433	684
EPS (diluted US cents)			26.9	43.8

				Comparable constant currency ∆%
	Nine Months Ended March 31,		Reported ∆%
Adjusted non-GAAP results	2020 $ million	2021 $ million
Net sales(2)	9,325	9,407	1	2
EBITDA	1,378	1,455	6	6
EBIT	1,059	1,144	8	9
Net income	719	805	12	13
EPS (diluted US cents)	44.7	51.5	15	16
Free Cash Flow	367	360	(2)
(1) Adjusted non-GAAP results exclude items which management considers as not representative of ongoing operations. Comparable constant currency ∆% excludes the impact of movements in foreign exchange rates and disposed businesses. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information” and in the tables included in this release.
(2) Comparable constant currency ∆% for net sales excludes a 1% unfavorable impact from the pass through of raw material costs, a 1% unfavorable impact from disposed businesses and a 1% favorable currency impact.
Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Bemis cost synergies
The Bemis flexible packaging business was acquired through an all-stock transaction in June 2019.
Amcor has continued to execute well against overhead, procurement and footprint initiatives and has delivered approximately $55 million (pre-tax) of incremental cost synergies year to date. Of this amount, approximately $45 million was recognized in the Flexibles segment and $10 million in Other.
Amcor expects incremental cost synergy benefits of approximately $70 million (pre-tax) in fiscal 2021 which is unchanged from previous guidance. Combined with the $80 million delivered in fiscal 2020, this will result in cumulative cost synergies of approximately $150 million (pre-tax) by the end of fiscal 2021 and leaves the business well positioned to deliver at least $180 million (original target) by the end of fiscal 2022.

Shareholder returns
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 11.75 cents per share (compared with 11.50 cents per share in the same quarter last year). The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 15.12 Australian cents per share, which reflects the quarterly dividend of 11.75 cents per share converted at an AUD:USD average exchange rate of 0.7769 over the five trading days ended April 29, 2021.
The ex-dividend date will be May 25, 2021, the record date will be May 26, 2021 and the payment date will be June 15, 2021.
Share repurchases
Amcor repurchased 26.7 million shares (1.7% of outstanding shares) during the nine months ended March 31, 2021 for a total cost of $308 million. The Company expects to complete the previously approved $350 million repurchase of ordinary shares and CDIs in fiscal 2021.

Financial results - Nine Months Ended March 31, 2021
Segment information

	Nine Months Ended March 31, 2020				Nine Months Ended March 31, 2021
Adjusted non-GAAP results(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(2)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(2)
Flexibles	7,280	919	12.6%		7,350	1,005	13.7%
Rigid Packaging	2,047	197	9.6%		2,059	209	10.1%
Other	(2)	(57)			(2)	(70)
Total Amcor	9,325	1,059	11.4%	13.7%	9,407	1,144	12.2%	15.1%
(1) Adjusted non-GAAP measures exclude items which management considers as not representative of ongoing operations. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP financial information” and in the tables included in this release.
(2) Average funds employed includes shareholders equity and net debt, calculated using a four quarter average and LTM adjusted EBIT.

Year to date net sales for the Amcor Group of $9,407 million were 2% higher than the same period last year on a comparable constant currency basis. Overall year to date volumes were 2% higher than the same period last year and price/mix had no material impact on net sales.

Flexibles				Comparable constant currency ∆%
	Nine Months Ended March 31,		Reported ∆%
Adjusted non-GAAP results	2020 $ million	2021 $ million
Net sales(1)	7,280	7,350	1%	1%
Adjusted EBIT	919	1,005	9%	9%
Adjusted EBIT / Sales %	12.6	13.7
(1) Comparable constant currency ∆% for Net sales excludes a 1% favorable currency impact and a combined 1% unfavorable impact from disposed businesses and the pass through of raw material costs. There was no material impact from disposed businesses on comparable constant currency ∆% for Adjusted EBIT growth.
Year to date net sales were 1% higher than the prior period driven by higher volumes. There was no material impact from price/mix.
Year to date segment volume growth of 1% reflects strength across a broad range of end markets, partially offset by an unfavorable impact from lower volumes in certain healthcare end markets driven by fewer elective surgeries and lower prescription trends during the COVID-19 pandemic.
In North America, year to date volume growth in the low single digit range was mainly driven by strength in the meat, frozen food, pet food, condiments and fresh food end markets as well as specialty folding cartons. This was partly offset by lower healthcare, home and personal care and confectionary volumes.
In Europe, year to date volumes were in line with the same period last year with higher volumes in cheese, coffee and ready meal end markets offset by lower yogurt and healthcare volumes.
Year to date volumes grew at mid single digit rates across the Asian emerging markets, with double digit growth in both China and India, partly offset by lower volumes in South East Asia. In Latin America, year to date volumes grew at low single digit rates compared with the prior period.
Year to date adjusted EBIT of $1,005 million was 9% higher than the prior period on a comparable constant currency basis. This includes 4% organic growth primarily reflecting higher volumes and strong operating cost performance and management. The remaining 5% earnings growth reflects $45 million of cost synergy benefits related to the Bemis acquisition.
Adjusted EBIT margin of 13.7% compares with 12.6% for the prior period.

Rigid Packaging				Comparable constant currency ∆%
	Nine Months Ended March 31,		Reported ∆%
Adjusted non-GAAP results	2020 $ million	2021 $ million
Net sales(1)	2,047	2,059	1%	7%
Adjusted EBIT	197	209	6%	9%
Adjusted EBIT / Sales %	9.6	10.1
(1) Comparable constant currency ∆% for Net sales excludes a 5% unfavorable impact from the pass through of raw material costs and a 2% unfavorable currency impact.
Year to date net sales were 7% higher than the prior period. Overall year to date volumes were 4% higher than the prior period with growth in both North America and Latin America, and price/mix had a 3% favorable impact which includes pricing to recover cost inflation in Latin America.
In North America, year to date beverage volumes were 7% higher than the prior period with hot fill container volumes up 13%. Consumer demand has continued to be strong, particularly in hot fill juices, hot fill ready to drink tea and hot fill sports drinks. Strong consumer demand reflects higher at home consumption of packaged beverages supported by higher retail sales in multi-pack formats across a range of product categories. Growth was also driven by brand extensions and the introduction of new health and wellness oriented products in PET containers. Specialty container volumes were also higher than the prior period with growth in certain categories including spirits, personal care and home cleaning.
In Latin America, year to date volumes were 2% higher than the prior period with trends continuing to improve through the nine month period. Year to date volumes were higher in Brazil, Central America and Argentina, partly offset by lower volumes across the rest of the region.
Year to date adjusted EBIT of $209 million was 9% higher than the prior period in constant currency terms, reflecting positive mix across the business and higher volumes.

Other	Nine Months Ended March 31,
Adjusted EBIT	2020 $ million	2021 $ million
AMVIG (equity accounted investment, net of tax) (1)	8	3
Corporate expenses	(65)	(73)
Total Other	(57)	(70)
(1) As announced on 24 September 2020, Amcor sold its investment in AMVIG. As a result no further earnings will be recognized in relation to this investment.

Net interest and income tax expense
Combined year to date net interest and adjusted tax expense was in line with last year. Net interest expense for the nine months ended March 31, 2021 was $103 million compared with $140 million in the same period last year, with the decrease primarily driven by lower interest rates on floating rate debt. Offsetting this, tax expense for the nine months ended March 31, 2021 (adjusted to exclude amounts related to non-GAAP adjustments) was $229 million compared with $194 million in the same period last year. Adjusted tax expense represents an effective tax rate of 22.0% in the current period (21.1% in the same period last year).
Free Cash Flow
Adjusted year to date Free Cash Flow was $360 million. Excluding an unfavorable impact of approximately $50 million related to timing of cash tax payments in the US which were deferred from the fourth quarter of fiscal 2020, year to date adjusted Free Cash Flow exceeded the same period last year by approximately 10%.
Balance sheet
Net debt was $5,914 million at March 31, 2021. Leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 3.0 times, in line with Amcor's expectations given the seasonality of cash flows.

Fiscal 2021 guidance
For the twelve month period ending June 30, 2021, the Company expects:
•Adjusted constant currency EPS growth of approximately 14 to 15% (previously 10 to 14%), compared with Adjusted EPS of 64.2 US cents per share in fiscal 2020. This is inclusive of:
◦an unfavorable EPS impact from disposed businesses of approximately 1%;
◦pre-tax synergy benefits associated with the Bemis acquisition of approximately $70 million;
◦Assuming current exchange rates prevail for the remainder of the year, it is estimated that currency would have no material impact on reported EPS.
•Adjusted free cash flow of approximately $1.0 to $1.1 billion.
Amcor’s guidance contemplates a range of factors, including the COVID-19 pandemic which creates a higher degree of uncertainty and additional complexity when estimating future financial results. Amcor's business has demonstrated resilience given that it plays an important role in the supply of essential consumer goods. While this is expected to continue, the level of earnings and Free Cash Flow generated across the business could be impacted by COVID-19 related factors such as the extent and nature of any future operational disruptions across the supply chain, government imposed restrictions on consumer mobility and the pace of macroeconomic recovery in key global economies. The ultimate magnitude and duration of the pandemic’s future impact on the business remains uncertain at this time.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Tuesday May 4, 2021 at 5:30pm US Eastern Daylight Time / Wednesday May 5, 7.30am Australian Eastern Standard Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID 9628874:
•US & Canada – 866 211 4133
•Australia – 1800 287 011
•United Kingdom – 0800 051 7107
•Singapore – 800 852 6506

•Hong Kong – 800 901 563
From all other countries, the call can be accessed by dialing +1 647 689 6614 (toll).
A replay of the webcast will also be available in the Investors section on www.amcor.com following the call.

About Amcor
Amcor is a global leader in developing and producing responsible packaging for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products and the people who rely on them, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures, and services. The company is focused on making packaging that uses less materials, is increasingly recyclable and reusable, and is made with more recycled content. Around 47,000 Amcor people generate $12.5 billion in annual sales from operations that span about 230 locations in 40-plus countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I Facebook I Twitter I YouTube
Contact Information

Investors
Tracey Whitehead	Damien Bird
Global Head of Investor Relations, Amcor	Vice President Investor Relations, Amcor
+61 3 9226 9028 / +1 2244785790	+61 3 9226 9070
tracey.whitehead@amcor.com	damien.bird@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Daniel Yunger
Citadel-MAGNUS	Head of Global Communications, Amcor	Kekst CNC
+61 448 881 174	+41 78 698 69 40	+1 212 521 4879
jstrong@citadelmagnus.com	ernesto.duran@amcor.com	daniel.yunger@kekstcnc.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,”, “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers or advisors provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: the continued financial and operational impacts of the COVID-19 pandemic on Amcor and its customers, suppliers, employees and the geographic markets in which it and its customers operate; fluctuations in consumer demand patterns; the loss of key customers or a reduction in production requirements of key customers; significant competition in the industries and regions in which Amcor operates; failure to successfully integrate acquisitions in the expected time frame; failure by Amcor to expand its business; the potential loss of intellectual property rights; various risks that could affect our business operations and financial results due to our international operations; price fluctuations or shortages in the availability of raw materials, energy and other inputs; disruptions to production, supply and commercial risks, including counterparty credit risks, which may be exacerbated in times of economic downturn; a failure in our information technology systems; the possibility of labor disputes; fluctuations in our credit ratings; disruptions to the financial or capital markets; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2020 and any subsequent quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow, and net debt and comparable constant currency growth. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. While not all inclusive, examples of these items include:

•material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations and any other qualifying costs related to the restructuring plan;
•sales and earnings from disposed businesses and any associated profit or loss on sale of businesses or subsidiaries;
•consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for Amcor’s acquisition of Bemis;
•impairments in goodwill and equity method investments;
•material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees and integration costs;
•material purchase accounting adjustments for inventory;
•amortization of acquired intangible assets from business combinations;
•payments or settlements related to legal claims; and
•impacts from hyperinflation accounting

Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the company’s reporting segments and certain of the measures are used as a component of Amcor’s board of directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current-year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then deduct the difference between sales or earnings in the current period and the prior period related to disposed operations. Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort. These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets and certain tax related events. These items are uncertain, depend on various factors and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.
Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from May 25, 2021 to May 26, 2021 inclusive.

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
($ million)	2020	2021	2020	2021
Net sales	3,141	3,207	9,325	9,407
Cost of sales	(2,489)	(2,525)	(7,509)	(7,420)
Gross profit	652	682	1,816	1,987
Selling, general and administrative expenses	(354)	(325)	(1,034)	(962)
Research and development expenses	(25)	(25)	(74)	(74)
Restructuring and related expenses, net	(20)	24	(62)	(22)
Other income, net	18	17	38	27
Operating income	271	373	684	956
Interest expense, net	(41)	(33)	(140)	(103)
Other non-operating income, net	6	1	18	7
Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	236	341	562	860
Income tax expense	(56)	(71)	(123)	(187)
Equity in income of affiliated companies, net of tax	3	—	8	19
Income from continuing operations	183	270	447	692
Loss from discontinued operations, net of tax(1)	—	—	(8)	—
Net income	183	270	439	692
Net income attributable to non-controlling interests	(2)	(3)	(6)	(8)
Net income attributable to Amcor plc	181	267	433	684
USD:EUR FX rate	0.9070	0.8295	0.9032	0.8414

Basic earnings per share attributable to Amcor	0.114	0.173	0.269	0.439
Diluted earnings per share attributable to Amcor	0.114	0.173	0.269	0.438
Weighted average number of shares outstanding – Basic	1,594	1,549	1,610	1,556
Weighted average number of shares outstanding - Diluted	1,595	1,550	1,611	1,562
(1) Represents income/(loss) generated from three former Bemis plants located in the United Kingdom and Ireland from July 1, 2019 to August 8, 2019. Amcor announced the disposal of these assets to Kohlberg & Company on June 25, 2019. This divestment was required by the European Commission at the time of approving Amcor’s acquisition of Bemis on February 11, 2019.

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended March 31,
($ million)	2020	2021
Net income	439	692
Depreciation, amortization and impairment	499	426
Changes in operating assets and liabilities	(441)	(514)
Other non-cash items	(27)	13
Net cash provided by operating activities	470	617
Purchase of property, plant and equipment and other intangible assets	(313)	(335)
Proceeds from sale of property, plant and equipment and other intangible assets	5	6
Proceeds from divestiture	425	214
Net debt proceeds	468	262
Dividends paid	(574)	(556)
Share buy-back/cancellations	(478)	(308)
Other, including effects of exchange rate on cash and cash equivalents	(67)	47
Net decrease in cash and cash equivalents	(64)	(53)
Cash and cash equivalents at the beginning of the period	602	743
Cash and cash equivalents at the end of the period	538	690

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2020	March 31, 2021
Cash and cash equivalents	743	690
Trade receivables, net	1,616	1,775
Inventories, net	1,832	1,876
Property, plant and equipment, net	3,615	3,681
Goodwill and other intangible assets, net	7,333	7,267
Other assets	1,303	1,303
Total assets	16,442	16,592
Trade payables	2,171	1,986
Short-term debt and current portion of long-term debt	206	107
Long-term debt, less current portion	6,028	6,497
Accruals and other liabilities	3,350	3,297
Shareholders equity	4,687	4,705
Total liabilities and shareholders equity	16,442	16,592

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income and Earnings per share (EPS)

	Nine Months Ended March 31, 2020				Nine Months Ended March 31, 2021
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	433	433	433	26.9	684	684	684	43.8
Net income attributable to non-controlling interests	6	6			8	8
(Income) loss from discontinued operations	8	8	8	0.5	—	—
Tax expense	123	123			187	187
Interest expense, net	140	140			103	103
Depreciation and amortization	469				432
EBITDA, EBIT, Net income and EPS	1,179	710	441	27.4	1,414	982	684	43.8
Material restructuring and related costs(1)	60	60	60	3.7	16	16	16	1.0
Net gain on disposals(2)	—	—	—	—	(9)	(9)	(9)	(0.6)
Material transaction and other costs(3)	116	116	116	7.2	17	17	17	1.1
Material impact of hyperinflation	23	23	23	1.5	17	17	17	1.1
Amortization of acquired intangibles(4)		150	150	9.3		121	121	7.7
Tax effect of above items			(71)	(4.4)			(41)	(2.6)
Adjusted EBITDA, EBIT, Net income and EPS	1,378	1,059	719	44.7	1,455	1,144	805	51.5
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income and EPS					6	8	12	15
% disposed businesses					—	(1)	(1)	(1)
% currency impact					—	—	—	—
% comparable constant currency growth					6	9	13	16
(1) The nine months ended March 31, 2021 includes a $52 million gain realized upon disposal of a non-core European hospital supplies business as part of optimizing its portfolio under the Bemis Integration restructuring plan.
(2) Includes $15 million gain realized upon disposal of AMVIG and losses on disposal of other non-core businesses.
(3) Includes costs associated with the Bemis acquisition. The nine months ended March 31, 2020 includes $58 million of acquisition related inventory fair value step-up costs.
(4) The nine months ended March 31, 2020 includes $26 million of sales backlog amortization related to the Bemis acquisition.

Reconciliation of adjusted EBIT by reporting segment

	Nine Months Ended March 31, 2020				Nine Months Ended March 31, 2021
($ million)	Flexibles	Rigid Packaging	Other(1)	Total	Flexibles	Rigid Packaging	Other(1)	Total
Net income attributable to Amcor				433				684
Net income attributable to non-controlling interests				6				8
(Income) loss from discontinued operations				8				—
Tax expense				123				187
Interest expense, net				140				103
EBIT	655	154	(99)	710	810	174	(2)	982
Material restructuring and related costs(2)	42	14	4	60	63	13	(60)	16
Net (gain) / loss on disposals(3)	—	—	—	—	6	—	(15)	(9)
Material transaction and other costs(4)	76	2	38	116	9	1	7	17
Material impact of hyperinflation	—	23	—	23	—	17	—	17
Amortization of acquired intangibles(5)	146	4	—	150	117	4	—	121
Adjusted EBIT(6)	919	197	(57)	1,059	1,005	209	(70)	1,144
Adjusted EBIT / sales %	12.6%	9.6%		11.4%	13.7%	10.1%		12.2%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					9	6		8
% disposed businesses					—	—		(1)
% currency impact					—	(3)		—
% comparable constant currency					9	9		9
(1) Other includes equity in income (loss) of affiliated companies, net of tax and general corporate expenses.
(2) The nine months ended March 31, 2021 includes a $52 million net gain realized upon disposal of a non-core European hospital supplies business as part of optimizing its portfolio under the Bemis Integration restructuring plan. A loss of $11 million and a gain of $63 million has been recognized in the Flexibles and Other segments respectively.
(3) Includes $15 million gain realized upon disposal of AMVIG and losses on disposal of other non-core businesses.
(4) Includes costs associated with the Bemis acquisition. The nine months ended March 31, 2020 includes $58 million of acquisition related inventory fair value step-up costs.
(5) The nine months ended March 31, 2020 includes $26 million of sales backlog amortization related to the Bemis acquisition.
(6) During the first quarter of fiscal 2021, the Company reported that it revised the presentation of the reportable segments adjusted EBIT to include an allocation of certain research and development and selling, general and administrative expenses that management previously reflected in Other. Prior periods have been recast to conform to the new cost allocation methodology.

Reconciliations of adjusted Free Cash Flow

	Nine Months Ended March 31,
($ million)	2020	2021
Net cash provided from operating activities	470	617
Purchase of property, plant and equipment and other intangible assets	(313)	(335)
Proceeds from sale of property, plant and equipment and other intangible assets	5	6
Operating cash flow related to divested operations	60	—
Material transaction and integration related costs(1)	145	72
Adjusted Free Cash Flow(2)	367	360
(1) The nine months ended March 31, 2021 and 2020 includes cash restructuring and integration costs of approximately $51 million and $69 million respectively.
(2) Adjusted free cash flow excludes material transaction related costs because these cash flows are not considered to be directly related to the underlying business.

	Nine Months Ended March 31,
($ million)	2020	2021
Adjusted EBITDA	1,378	1,455
Interest paid, net	(116)	(79)
Income tax paid(1)	(131)	(218)
Purchase of property, plant and equipment and other intangible assets	(313)	(335)
Proceeds from sale of property, plant and equipment and other intangible assets	5	6
Movement in working capital	(428)	(451)
Other	(28)	(18)
Adjusted Free Cash Flow(2)	367	360
(1) The nine months ended March 31, 2020 excludes tax cash paid of $95 million related to disposal proceeds from divestments which were required by the European Commission and the U.S. Department of Justice at the time of approving Amcor’s acquisition of Bemis.
(2) Adjusted Free Cash Flow excludes material transaction related costs because these cash flows are not considered to be directly related to the underlying business.

Reconciliation of net debt

($ million)	June 30, 2020	March 31, 2021
Cash and cash equivalents	(743)	(690)
Short-term debt	195	94
Current portion of long-term debt	11	13
Long-term debt excluding current portion of long-term debt	6,028	6,497
Net debt	5,492	5,914